Exhibit 10.1

[Form of Stock Option/RSU/PSU Certificate]

2007 LTMIP AWARD

CONFIRMATION SHEET

Name:

On [_____], 2007, you were granted an award under the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated on April 12, 2007 (the "LTMIP").

Your award consists of [stock options, restricted share units ("RSUs") and/or performance share units ("PSUs")]. The number of shares of Viacom Inc. Class B common stock, par value $0.001 ("Class B Common Stock"), subject to your award is specified below:

[Stock Option Award	[RSU Award	[PSU Target Award
Number of Shares]	Number of Shares]	Number of Shares]

The exercise price of the stock options is $[___] per share, the closing price of the Class B Common Stock on the New York Stock Exchange ("NYSE") on [_____], 2007 (i.e., the date the stock options were granted to you). The stock options granted to you under this award expire on [_____], 2015.

The stock options granted to you under this award vest in four equal installments of 25% on each of [_____], 2008, [_____], 2009, [_____], 2010 and [_____], 2011 (i.e., the first, second, third and fourth anniversary of the date the award was granted to you).

The RSUs granted to you under this award vest in [two] [four] equal installments of [50% on each of [_____], 2008 and [_____], 2009 (i.e., the first and second anniversary of the date the award was granted to you)] [25% on each of [_____], 2008, [_____], 2009, [_____], 2010 and [_____], 2011 (i.e., the first, second, third and fourth anniversary of the date the award was granted to you)].

The Measurement Period (as defined in the terms and conditions attached hereto) for the PSUs starts on January 1, 2007 and ends on December 31, 2009. The earnings per share (“EPS”) hurdle for the PSUs is set at a [_]% Compound Annual Growth Rate for the period that starts on January 1, 2007 and ends on December 31, 2009. If the Company achieves the 100th percentile TSR (as defined in the terms and conditions attached hereto), the maximum number of shares of Class B Common Stock to be delivered under the award will be [200%][300%] of the Target Award (as defined in the terms and conditions attached hereto). If the Company achieves less than the 100th percentile TSR, the number of shares of Class B Common Stock to be delivered under your award, if any, will be calculated pursuant to a schedule set forth in the terms and conditions attached hereto.

After your stock options vest but before they expire, you may exercise them on any NYSE trading day, subject to the terms and conditions attached hereto (including any forfeiture and early expiration provisions) specified in the LTMIP and any other documents relating to your award, and subject to company policies that require preclearance of trading activity and, for certain individuals, trading within specified window periods.

Once the RSUs and PSUs granted to you vest they will become payable to you in shares of Class B Common Stock at such time as stated in the terms and conditions attached hereto.

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